As filed with the Securities and Exchange Commission on December 2, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LUXURBAN HOTELS INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3334945
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2125 Biscayne Blvd

Suite 253

Miami, Florida 33137
833-723-7368

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Arigo
Chief Executive Officer

LuxUrban Hotels Inc.

2125 Biscayne Blvd, Suite 253

Miami, Florida 33137

833-723-7368

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller Brian L. Ross Graubard Miller The Chrysler Building 405 Lexington Ave New York, New York 10174 (212) 818-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2024

PROSPECTUS

LUXURBAN HOTELS INC.

10,309,968 shares of Common Stock
offered by the Selling Stockholders

This prospectus is part of a registration statement that registers the resale by the selling stockholders (the “Selling Stockholders”) identified herein (and their permitted transferees) from time to time of up to an aggregate of (a) 5,029,889 shares (the “2024 Note Shares”) of our common stock, par value $0.00001 per share (“common stock”) issuable upon conversion of the principal of the notes (the “2024 Notes”), and full-term interest thereon, that we issued in a private debt placement in August 2024 and November 2024 as further described herein (the “2024 Debt Placement”), (b) 3,027,682 shares of common stock issuable upon exercise of warrants (the “2024 Warrants”) issued with the 2024 Notes in the 2024 Debt Placement (the “2024 Warrants Shares”), and (c) 2,252,397 shares of our outstanding common stock that we issued in various private placements as further described herein (the “Existing Shares” and collectively with the 2024 Note Shares and 2024 Warrant Shares, the “Selling Stockholder Shares”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sales of our common stock by the Selling Stockholders. However, we may receive up to approximately $10.6 million aggregate gross proceeds from cash-based exercises of the 2024 Warrants based on the current exercise price of the 2024 Warrants. Additionally, full conversion of the principal of the 2024 Notes into common stock would reduce our outstanding debt obligations by approximately $11.5 million. From time to time, we may engage in one or more efforts to incentivize holders of the 2024 Warrants or 2024 Notes to exercise or convert such securities into our common stock, which efforts could include lowering the exercise or conversion prices thereof.

The Selling Stockholders may sell or otherwise dispose of the common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information.

We shall bear all fees and expenses incurred in connection with the registration statement of which this prospectus is a part, and all expenses incurred in performing or complying with our other obligations under the registration rights agreements and other registration rights pursuant to which such registration statement has been filed. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market, under the symbol “LUXH.” Our Series A preferred stock is listed on the Nasdaq Capital Market under the symbol “LUXHP”.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 8 of this prospectus under the caption “Risk Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that registers the resale by the Selling Stockholders identified herein (and its permitted transferees) from time to time of shares of our common stock as described herein.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus, or any applicable prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders may use this prospectus to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

For further information about our business and the securities covered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information.

Unless the context otherwise requires, “LuxUrban,” “our Company,” “we,” “us,” “our” and similar terms refer to LuxUrban Hotels Inc.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Business

We lease entire existing hotels on a long-term basis and rent out hotel rooms in the properties we lease. We currently have a portfolio of hotel rooms in New York and New Orleans through long-term lease agreements and manage these hotels directly. Our revenues are generated through the rental of rooms to guests and through ancillary services such as cancellable room rate fees, resort fees, late and early check-in and check-out fees, baggage fees, parking fees, grab and go food service fees, and upgrade fees. We target business and vacation travelers under our consumer brand LuxUrban and we market our hotel properties primarily through numerous third-party online travel agency channels and our own listing platforms.

We have been actively refining our portfolio of hotels by focusing on short-term accommodations that rent to guests at average nightly and occupancy rates that exceed unit operating costs. We target business and vacation travelers under our consumer brand LuxUrban and we market our hotel properties primarily through numerous third-party online travel agency (“OTA”) channels and our own listing platforms. During 2024, as part of our strategy to improve portfolio performance, we exited several hotels that had a history of negative cash flow. Our focus is currently on the New York hotel market.

During 2024, we have not generated sufficient cash to pay our operating expenses. As a result, we have been required to go to the capital markets on numerous occasions to raise capital through the sale of equity and debt in order to continue operations. At the same time, we experienced significant decline in our stock price, making these capital raises relatively more expensive and dilutive. Legacy operations and results have resulted in the accumulation of significant liabilities. While we believe we can achieve positive cash flow on a monthly basis from going forward operations, legacy liabilities continue to place significant strains on our company and will require us to secure additional capital funding, continue to engage in material cost cutting efforts including possible reduction in hotels, and continue to take measures to focus and improve our operational efficiencies. If we are unable to continue improvements to our business and operations while also securing additional financings, our ability to continue as a going concern is in doubt. Potential financings could continue to include materially dilutive equity financings and debt financings. There can be no assurance that the necessary capital financings will be available to us on commercially reasonable terms or at all.

Our company has been engaged in a dedicated effort to enhance our management and operations teams through the recruitment of talented directors and officers who have meaningful and broad experience in the hotel and online travel services industries, as well as financing and business development expertise. These efforts have included the appointment of Robert Arigo as Chief Executive Officer to our company, the appointment of Michael James as Chief Financial Officer of our company, and the addition of Alex Lombardo, to our board of directors. We are continuing the efforts to deepen management and operational experience across all areas of our company through active recruitment of new personnel and the assignment of existing management personnel to areas in which their expertise can be focused.

Property Summary

We enter into triple net leases in which we are responsible for all of the costs on the property outside of exterior structural maintenance. As of September 30, 2024, we leased eight (8) properties with 996 units available for rent. In March 2024 through September of 2024, we surrendered three of these hotels, based on our evaluation that such properties (a) had relatively poor performance, (b) presented suboptimal size and scale, and (c) are of general quality that over time could present risks to our company. Although we have been able to negotiate terms for the surrender of certain of our units, the surrender of these properties has and could continue to expose the Company to potential claims by landlords.

Our portfolio of properties as of September 30, 2024 (as adjusted for the surrender of certain properties mentioned above) was as follows:

Property	# of Units	Property Type	Lease Term	Lease Remaining at 9/30/24 (years)	Extension Option (remaining at 9/30/24)	Annual Escalation	Date Commenced
Blakely: 136 W 55th St, New York, NY 10105	117	Licensed hotel	15-year	12.3	10-year	3%	11/1/2021

Herald: 71 W 35th St, New York, NY 10001	168	Licensed hotel	15-year	12.9	None	3%	6/2/2022

Tuscany: 120 E 39th St., New York, NY 10016	125	Licensed hotel	15-year	13.5	10-year	2%	1/1/2023

Hotel 57: 2869 130 E 57th St., New York, NY 10022	216	Licensed hotel	15-year	14.0	10-year	3%	7/1/2023

Condor: 56 Franklin Ave, Brooklyn, NY 11205	35	Licensed hotel	15-year	14.2	10-year	3%	9/1/2023

BeHome: 56 765 8th Ave, New York, NY 10036	44	Licensed hotel	25-year	24.0	None	3%	7/1/2023

Hotel 27: 62 Madison Ave, New York, NY 10016	74	Licensed hotel	15-year	14.3	10-year	3%	11/1/2023

Washington: 8 Albany Street, New York, NY 10006	217	Licensed hotel	15.2-year	13.4	None	2%	9/20/2022

			Weighted Avg.	Weighted Avg.	Weighted Avg.	Weighted Avg.
Operating Units as of 9/30/2024(1)	996		15.5	13.7	5.7	2.7%

Due to the triple-net structure of our leases, we are typically responsible for the interior maintenance of our properties, and the landlord is responsible for the exterior maintenance and roof.

As a matter of course, from time to time we become, and are currently, involved in disputes with landlords for certain hotel properties. The complexity of each lease for each of our hotels requires us to be diligent with respect to the terms of each lease, including deposit requirements, deliverables, and management and maintenance terms, among other terms and covenants. A dispute under a lease can range from minor issues to issues that could give rise to claims of default by us or the landlord under the lease. Currently, we have defaults across certain properties totaling 719 keys, all of which we believe are in the process of being cured. In the event we are unable to cure our default under a lease, an event of default could ultimately be declared by the landlord thereunder, with the landlord then having remedies that include the right to terminate the lease. Where landlords have breached and have not cured, we may be required to litigate to protect our rights under one or more leases, which could divert management attention from our regular operations and could be costly to our company without any guarantee of success in the action.

Recent Developments

2024 Debt Offering

In August 2024, our company issued in a private placement (the “2024 Debt Placement”) 18% senior secured convertible notes (“2024 Notes”) and common stock purchase warrants (“2024 Warrants”) raising gross proceeds of $4,122,000, through which, after fees, we netted approximately $3,836,000. Under the terms of the 2024 Debt Placement, certain equity investors and holders of promissory notes evidencing previously existing borrowed money obligations of the Company were entitled to convert such equity and debt into the 2024 Note and Warrant Debt offering. As a result of these conversions, our company issued an additional aggregate of $4,824,886 principal amount of 2024 Notes and 2024 Warrants. In connection with the Modification Agreement described in our Current Report on Form 8-K filed with the SEC on October 21, 2024 (the “Modification Agreement”) and the terms of the 2024 Notes, the aggregate principal of the 2024 Notes sold in August 2024 was adjusted to $9,841,575. In October 20204, the holders of the 2024 Notes agreed to allow us to extend the term of the 2024 Debt Placement through November 6, 2024. In November 2024, we raised additional gross proceeds of $1,650,000. As of the date of this prospectus, the outstanding principal of the 2024 Notes is approximately $11.5 million.

The 2024 Notes, are secured by substantially all of the assets of our company under the terms of a guarantee and security agreement dated as of August 13, 2024 (“Security Agreement”), The principal of the 2024 Notes shall be repaid in twenty-four (24) equal monthly installments commencing on August 13, 2025 and continuing on the same day of each month thereafter until the principal amount is paid in full, with all principal and interest due thereon to be paid on or prior to August 13, 2027, unless the 2024 Notes are converted into common stock or preferred stock as described below. The 2024 Notes are senior debt of our company, and subject to the terms and conditions of the 2024 Notes, our company shall not issue any debt senior to the 2024 Notes while any 2024 Notes remain outstanding without the consent of a majority of the then outstanding principal amount of the Notes. As modified by the Modification Agreement, the 2024 Notes are convertible into that number of shares of common stock determined by dividing the principal amount of the 2024 Notes purchased by $3.50, subject to customary adjustment for stock splits and similar transactions. The 2024 Warrants have a five-year term and, as modified by the Modification Agreement and allow the holders thereof to purchase shares of common stock for $3.50 per share, subject to customary adjustment for stock splits and similar transactions. From time to time, we may engage in one or more efforts to incentivize holders of the 2024 Warrants or 2024 Notes to exercise or convert such securities into our common stock, which efforts could include lowering the exercise or conversion prices thereof.

Reverse Stock Split

On November 20, 2024, our company effected a one-for-70 reverse stock split (“Reverse Split”). In connection with the Reverse Split, the number of authorized shares of our common stock was maintained at 200,000,000 shares, and the number of authorized shares of our preferred stock was maintained at 20,000,0000 shares. Information set forth in this prospectus gives effect to the Reverse Split unless otherwise noted.

Expiration of Rights of Existing Holder

In various private placements and related transactions since our initial public offering, we have sold and issued to Greenle Partners LLC Series Alpha PS (“Greenle Alpha”) and Greenle Partners LLC Series Beta P.S., a Delaware limited liability company (“Greenle Beta” and, together with Greenle Alpha, “Greenle” or the “Selling Stockholders”) certain promissory notes, warrants, and shares of common stock. The terms of certain of these transactions included restrictions prohibiting the sale by our company of shares of our common stock at per-share prices below $5.00 (as may be adjusted for stock splits and similar transactions, the “Trigger Price”). Our agreements with Greenle contain provisions prohibiting Greenle from owning at any time that number of shares of our common stock that would be in excess of 9.99% of our then outstanding shares of common stock (the “9.99% Blocker”).

In April 2024, we secured from Greenle a limited waiver on the Trigger Price restrictions “Trigger Price Waiver”). This waiver permitted us to sell up to an aggregate of 214,286 shares prior to November 2024 at prices below the Trigger Price. In consideration of this waiver, Greenle was issued 40,000 shares of our common stock. This waiver was amended in May 2024 to increase the number of shares permitted to be sold by our company at prices under the Trigger Price prior to November 6, 2024 to the greater of (i) 428,571 shares and (ii) $30 million (based on the gross sale prices of such shares). In consideration of the Trigger Price Waiver, Greenle was entitled to receive 0.22 shares of common stock for each share of common stock sold (or underlying convertible securities sold) by our company in any private placements or public offerings in excess of 214,286 shares at prices below the Trigger Price. As a result of the offerings consummated by our company prior to the expiration of the Trigger Price Waiver, since our prior registration of the resale of shares owned by Greenle, an additional aggregate 1,752,3976 shares have been issued or remain issuable to Greenle under the Trigger Price Waiver, all of which are included in the Selling Stockholder Shares hereunder, and which are irrevocably issuable to Greenle at such times as such issuances shall not cause Greenle to own a number of shares that exceed the 9.99% Blocker. Except for compliance with the 9.99% Blocker, there are no conditions to the issuance of any of the foregoing shares to Greenle.

This restrictions on sales of our common stock by our company below the Trigger Price terminated on November 6, 2024.

Proposed Joint Venture

On November 19, 2024, we announced the signing of a Non-Binding Letter of Intent (the “LOI”) with Lockwood Development Partners LLC (“Lockwood”) and The Bright Hospitality Management, LLC (“Bright”) proposing to establish a joint venture (“JV”) focused on hotel services and operations. If consummated as contemplated by the LOI, the JV would provide certain of our hotel operations with a $7 million initial capital infusion, leverage advanced technology integration to streamline operations and elevate service offerings, and deliver an enhanced guest experience.

The JV would initially focus on two of our properties in New York City, with the parties to consider expansion of the relationship to include additional LuxUrban hotels based on success of the pilot initiative. The collaboration would leverage Lockwood’s established presence in hotel development and Bright’s innovative hospitality technology to create a unique guest experience and optimize operational efficiencies.

The key highlights of the JV are as follows:

●	Capital Investment: Lockwood would initially invest approximately $7 million to address certain obligations in arrears with respect to, and enhance facilities in, the two JV pilot hotels, with potential additional investments reaching up to $35 million if all of our existing hotels are later added to the JV structure.

●	Property Enhancements: The JV will focus on rejuvenating the initial two JV properties, incorporating advanced technologies and amenities designed to improve operational performance and guest satisfaction.

●	Technology- Driven Guest Experience: The JV would leverage Bright’s platform, which features AI-driven management tools, to enhance guest satisfaction and streamline hotel operations.

●	Brand Integration: The JV would introduce Lockwood’s Vitality brand to the New York City market, enhancing customer engagement through a loyalty program and cohesive branding strategy.

●	Scalable Growth: The LOI contemplates that the definitive agreements will outline a pathway for expanding the JV to include additional LuxUrban properties, contingent upon achieving initial success and obtaining necessary consents and approvals, including the approval of our stockholders and noteholders and the landlords for any additional properties.

Consummating this initial pilot JV will require approval of the landlords for the pilot hotels (and such landlords’ lenders), approval of certain of our company’s debt holders (which has been obtained), and the negotiation and execution by the parties of definitive agreements governing the JV. While the parties will work closely together to secure all consents and approvals and finalize the definitive agreements, there can be no certainty that these will be obtained and executed. There are numerous risks and factors that could result in the terms of the JV being modified or not being consummated or commercially launched at all. We will disclose final terms of the definitive agreements if and when same are executed.

Corporate Information

Our executive offices are located at 2125 Biscayne Blvd, Suite 253 Miami, Florida 33137 and our telephone number is 833-723-7368.

We maintain a website with the address www.luxurbanhotels.com. We make available free of charge through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We are not including the information on our website as a part of, nor incorporating it by reference into, this report. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to receive certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies,” including, but not limited to, exclusion from the requirement to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We have irrevocably opted-out of the extended transition period afforded to emerging growth companies in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised financial accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenue equals or exceeds $1.235 billion (subject to adjustment for inflation), (ii) December 31, 2027 (the last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”), (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1940, as amended (the “Exchange Act”).

We are also a “smaller reporting company” as defined in Regulation S-K under the Securities Act and may take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an “emerging growth company.”

Terms of the Offering:

Common stock offered by the Selling Stockholders:

This prospectus relates to the resale by the selling stockholders (the “Selling Stockholders”) identified herein (and their permitted transferees) from time to time of up to an aggregate of (a) 5,029,889shares (the “2024 Note Shares”) of our common stock, par value $0.00001 per share (“common stock”) issuable upon conversion of the principal of the notes (the “2024 Notes”), and full-term interest thereon, that we issued in a private debt placement in August 2024 and November 2024 as further described herein (the “2024 Debt Placement”), (b) 3,027,682 shares of common stock issuable upon exercise of warrants (the “2024 Warrants”) issued with the 2024 Notes in the 2024 Debt Placement (the “2024 Warrants Shares”), and (c) 2,252,397 shares of our outstanding common stock that we issued in various private placements as further described herein (the “Existing Shares” and collectively with the 2024 Note Shares and 2024 Warrant Shares, the “Selling Stockholder Shares”).

Selling Stockholders:	See the section of this prospectus entitled “Selling Stockholders.”

Shares of common stock outstanding:

2,716,209 shares of our common stock outstanding. None of the shares of common stock underlying the 2024 Notes or 2024 Warrants are currently outstanding. Giving effect to the full conversion of the 2024 Notes, and exercise of the 2024 Warrants and issuance of all shares issuable to Greenle under the Trigger Price Waiver, we would have outstanding 12,526,177 shares of common stock.

Use of proceeds:

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sales of our common stock by the Selling Stockholders. However, we may receive up to approximately $10.6 million aggregate gross proceeds from cash-based exercises of the 2024 Warrants. Additionally, full conversion of the 2024 Notes into common stock would reduce our outstanding debt obligations by approximately $11.5 million. Although given the market price of our common stock as of the date of this prospectus, we believe it unlikely that such notes or warrants would be converted or exercised on their current terms, to the extent we do receive any proceeds from exercises of such warrants, we intend to use same for working capital and general corporate purposes. See “Use of Proceeds” on page 8 of this prospectus. From time to time, we may engage in one or more efforts to incentivize holders of the 2024 Warrants or 2024 Notes to exercise or convert such securities into our common stock, which efforts could include lowering the exercise or conversion prices thereof.

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” below and the other information included elsewhere in this prospectus and the documents incorporated herein by reference for a discussion of factors you should carefully consider before deciding to invest our securities.

Listing:	Our common stock is listed on Nasdaq under the symbol “LUXH.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents that are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our business, financial condition, results of operations, cash flows, or prospects could be materially and adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that we or you may face. Additional risks and uncertainties not presently known to us or that we may deem currently immaterial may also impair our business operations or adversely affect our operations or financial condition. In addition to the risks incorporated herein by reference form the foregoing filings, the following additional risks should be noted:

Recent Nasdaq Delisting Procedures resulted in our company being placed on monitor, which could result in delisting without typical cure periods or hearing processes, with delisting resulting in default under the 2024 Notes.

In 2024, our company received delisting notices from Nasdaq, including for failure to maintain a minimum bid price on our common stock of at least $1.00 per share. While our recent reverse stock split brought our company into compliance with this requirement, we were placed on Nasdaq monitor and if we fail to maintain the minimum bid price or compliance with other listing requirements, our securities could be promptly delisted from Nasdaq. Any delisting of our securities on Nasdaq would constitute a default under the 2024 Notes, giving the holders thereof various remedies, including acceleration of payment of all principal and interest thereunder and security rights in all our assets. If the 2024 notes were to be accelerated in the near term, our company would not have the financial resources to satisfy the obligations thereunder.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. The forward-looking statements are contained principally in, but not limited to, “Item 1. Business,” “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K. Our periodic filings with the SEC and our future SEC reports may also contain forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about.

●	our financial performance, including our ability to generate revenue;

●	our ability to consummated the proposed JV discussed above or any other strategic initiative or alterative we may pursue;

●	the ability of our company to continue as a going concern absent access to equity, debt or other financing

●	our ability to secure additional leases for hotel properties on terms that will help drive profitability;

●	the potential effects on our business from pandemics, such as those experienced during the COVID-19;

●	the potential effects of a challenging economy, for example, on the demand for vacation travel accommodations such as ours;

●	the ability of our short-stay accommodation offerings to achieve and sustain market acceptance across multiple cities throughout the United States and internationally;

●	the impact of increased competition;

●	the need to geographically centralize principal operations.

●	our efforts to identify, recruit and retain qualified officers, key employees, and directors possessing experience in the hotel and online travel services industries;

●	our ability to service our existing indebtedness and Series A Preferred Stock dividend and to obtain additional financing, including through the issuance of equity and debt, when and as needed on commercially reasonable terms;

●	our ability to protect our intellectual property;

●	our ability to manage our relationships with the unions to which our hotel employees belong;

●	our ability to complete strategic acquisitions, including joint ventures;

●	the need to obtain uninterrupted service from the third-party service providers we rely on for material aspects of our operations, including payment processing, data collection and security, online reservations, and booking and other technology services;

●	the effects of employment, labor union, and customer related litigations and disputes that may arise from time to time in the course of our operations and our efforts to minimize and resolve same;

●	the liquidity and trading of our securities;

●	regulatory and operational risks;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The forward-looking statements contained in this prospectus and the information incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those listed elsewhere in this prospectus, in our Annual Report on Form 10-K under “Item 1A. Risk Factors”, and the risks detailed in our periodic filings with the SEC and future SEC reports. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Given these risks and uncertainties, investors are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Our company undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sales of our common stock by the Selling Stockholders. However, we may receive up to $10.6 million aggregate gross proceeds from cash-based exercises of the 2024 Warrants. Additionally, full conversion of the 2024 Notes into common stock would reduce our outstanding debt obligations by approximately $11.5 million. Although given the market price of our common stock as of the date of this prospectus, we believe it unlikely that such notes or warrants would be converted or exercised on their current terms, to the extent we do receive any proceeds from exercises of such warrants, we intend to use same for working capital and general corporate purposes. From time to time, we may engage in one or more efforts to incentivize holders of the 2024 Warrants or 2024 Notes to exercise or convert such securities into our common stock, which efforts could include lowering the exercise or conversion prices thereof.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, as amended (our “certificate of incorporation”), bylaws and the Delaware General Corporation Law(“DGCL”), relating to our capital stock. This summary does not purport to be complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

We are authorized to issue 200,000,000 shares of common stock, par value $0.00001, and 20,000,000 shares of preferred stock, par value $0.00001, of which 20,000,000 have been authorized and designated as our Series A Preferred Stock.

As of the date of this prospectus, there were 2,716,209 shares of our common stock outstanding and 294,144 shares of our Series A Preferred Stock outstanding.

In 2024, our company received delisting notices from Nasdaq, including for failure to maintain a minimum bid price on our common stock of at least $1.00 per share. While our recent reverse stock split brought our company into compliance with this requirement, we were placed on Nasdaq monitor and if we fail to maintain the minimum bid price or compliance with other listing requirements, our securities could be promptly delisted from Nasdaq. In any such instance, we would likely seek to have our common stock and preferred stock listed on the OTC Bulletin Board.

Common Stock

Voting Rights

Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation. See “Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws,” below. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power voting for the election of directors can elect all of the directors.

Dividend Rights

All shares of our common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

Subject to the preferential or other rights of any holders of preferred stock then outstanding, upon our dissolution, liquidation or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment of the shares of each such class of common stock with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our certificate of incorporation) of the holders of a majority of the outstanding shares of our common stock.

Merger or Consolidation

In the case of any distribution or payment in respect of the shares of our common stock upon our consolidation or merger with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of our common stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors will have the discretion to determine, without stockholder approval and with respect to any series of preferred stock, the powers (including voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation:

●	the designation of the series;

●	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption or repurchase rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices, or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could authorize additional shares of our Series A Preferred Stock or authorize and designate other series of our preferred stock.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plan for the issuance of any shares of preferred stock.

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

Special Meeting of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by a majority vote of our board of directors, or by our chairman and chief executive officer or by our secretary at the request in writing of stockholders owning a majority of the voting power of our issued and outstanding capital stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the scheduled date of the annual meeting of stockholders. If less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of our stockholders’ meetings. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Removal and Appointment of Directors

Our entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the outstanding voting power of the shares then entitled to vote at an election of directors. In such case, new directors may be elected by our stockholders then holding a majority of our voting power. We may in the future seek stockholder approval to amend our certificate of incorporation to implement a classified board comprised of three classes of directors, with only one class up for re-election at each annual meeting of our stockholders. A classified board would make it more difficult to replace the majority of our directors.

Exclusive Forum Selection

Article Eleventh of our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to our Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants. While this provision is intended to include all actions, excluding any arising under the Securities Act, the Exchange Act and any other claim for which the federal courts have exclusive jurisdiction, there is uncertainty as to whether a court would enforce this provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A Preferred Stock is Continental Stock Transfer & Trust Company.

Stock Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “LUXH” and our Series A Preferred Stock is listed on The Nasdaq Capital Market under the symbol “LUXHP.”

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those shares of common stock underlying the 2024 Notes and 2024 Warrants and issued or issuable to Greenle under the Trigger Price Waiver or issued to unaffiliated third parties in settlement of debt or in other private placements. We are registering the resale of the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders as of December [   ], 2024.

The second column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

This prospectus generally covers the resale of the number of shares of common stock issuable to the Selling Stockholders as described above and our other SEC filings. The third column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the Selling Stockholders have sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 2,716,209 shares of our common stock outstanding as of the date of this prospectus.

	Number of Shares of common stock Beneficially Owned Prior to Offering	Maximum Number of Shares of common stock To be Offered Pursuant to this Prospectus	Number of Shares of common stock Beneficially Owned After Offering
Name of Selling Stockholder	Number(1)(2)(3)	Number(1)(2)	Number(4)	Percent
Greenle Partners LLC Series Alpha PS	2,011,767	2,007,716	0	*	%
Goudy Park Capital LP	1,540,737	1,540,737	0	*	%
Elana Fiore	1,318,912	1,318,912	0	*	%
Andrea Romanello Ferdinand	857,292	857,292	0	*	%
DPG 2002 Irrevocable IG Trust	713,738	713,738	0	*	%
Ferdinand Family Trust LLC	382,536	382,536	0	*	%
RDW Capital LLC	385,184	385,184	0	*	%
Ionic Ventures LLC	367,785	357,785	0	*	%
Malkiel Akhamzadeh	500,000	500,000	0	*	%
Greenle Partners LLC Series Beta PS	341,969	341,717	0	*	%
Raymond & Catherine Marzulli	236,503	236,503	0	*	%
Jonathan Old	231,111	231,111	0	*	%
Mary GH Old Grandchildren’s Trust	231,111	231,111	0	*	%
Old Family Grandchildren’s Trust	231,111	231,111	0	*	%
Old Family Trust FBO Elizabeth Ker	231,111	231,111	0	*	%
Old Family Trust FBO Jonathan W Old III	231,111	231,111	0	*	%
Elan and Eva Blutinger	56,752	96,296	0	*	%
Christopher Carlin	77.037	77,037	0	*	%
Edward J Borkowski SEP IRA	77,037	77,037	0	*	%
Patrick McNamee	77,037	77,037	0	*	%
Stacy L Giunta Rev Trust	61,629	61,629	0	*	%
Edward Borkowski	61,629	61,629	0	*	%
Catherine Carlin	35,517	35,517	0	*	%
Michael James	77,191	15,407	0	*	%
Alexander Blutinger	7,704	7,704	0	*	%
	10,432,807	10,309,968	0

*	Less than 1%
(1)	Includes all shares issuable upon conversion of 2024 Notes and exercise of 2024 Warrants held by the Selling Stockholders listed above.
(2)	Includes estimated number of shares issuable upon conversion of interest that would accrued through the full term of the 2024 Notes.
(3)	The terms of the securities purchase agreement for the 2024 Notes and 2024 Warrants include blockers restricting ownership to 9.99% of our company’s outstanding common stock. Consistent with such ownership blockers, at no point will ownership of the shares exceed 9.99% unless such blockers are hereafter modified in accordance with the terms of such agreements.
(4)	Assumes that all shares registered hereby are sold by the Selling Stockholders listed above.

PLAN OF DISTRIBUTION

General Plan of Distribution

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or;

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although our common stock is listed on the Nasdaq Capital Market as of the date of this prospectus, we cannot assure you that there will remain an active public market for our common stock.

427,638 shares of our currently outstanding common stock are “restricted securities,” as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

As a result of the provisions of Rules 144 and 701 promulgated under the Securities Act, 18,244,853 shares of our common stock will be or are currently eligible for sale in the public market, subject, in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701. This does not include an aggregate of (i) 41,764 shares all of which shall be sellable upon issuance pursuant to our previously filed Registration Statement on Form S-1 (333-267821) by the selling stockholders named therein, (ii) 17,857 shares all of which shall be sellable upon issuance pursuant to our previously filed Registration Statement on Form S-1 (333-272803) by the selling stockholder named therein, (iii) 5,957 shares all of which shall be sellable upon issuance pursuant to our previously filed Registration Statement on Form S-3 (333-274307) by the selling stockholder named therein or (iv) 337,547 shares all of which shall be sellable upon issuance pursuant to our previously filed Registration Statement on Form S-3 (333-282551) by the selling stockholders named therein.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions,” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding; and

●	the average weekly trading volume in our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation, or notice filing provisions of Rule 144.

LEGAL MATTERS

The validity of the securities and certain other matters will be passed upon for us by Graubard Miller, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of LuxUrban Hotels Inc. as of and for the years ended December 31, 2023 and 2022, have been incorporated by reference here in reliance upon the report of Grassi & Co., CPAs, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly, and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our Company. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at https://luxurbanhotels.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 15, 2024;

●	the description of the Common Stock contained in our Registration Statement on Form 8-A/A (File No. 001-41473), filed with the SEC on August 10, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

●	the description of the Series A preferred stock contained in our Registration Statement on Form 8-A (File No. 001-41473), filed with the SEC on October 28, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to 2125 Biscayne Blvd, Suite 253, Miami, FL 33137, Attention: Secretary or by calling us at 833-723-7368.

LUXURBAN HOTELS INC.

10,309,968 shares of Common Stock
offered by the Selling Stockholders

PROSPECTUS

/

      , 2024

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee and the FINRA Filing Fee.

SEC Registration Fee	$1,894.15
Printing and Engraving	7,500.00
Legal Fees and Expenses	$20,000.00
Accounting Fees and Expenses	7,000.00
Miscellaneous	1,000,00
Total	$36,394.15

*	These fees will depend on the type of securities offered and number of offerings and, therefore, cannot be estimated at this time. In accordance with Rule 430B under the Securities Act, additional information regarding estimated fees and expenses will be provided at the time information as to an offering is included in a prospectus supplement.

Item 15. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 16. Exhibits

Exhibit	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
3.1.1	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 to our Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
3.1.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Company’s Current Report on Form 8-K filed with the SEC on November 2, 2022).
3.1.1	Certificate of Designations, Rights and Preferences for 13.00% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.6 of our Form 8-A filed with the SEC on October 26, 2023).
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to our Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
3.3	Certificate of Conversion from LLC to “C” corporation (incorporated by reference to Exhibit 3.3 to our Company’s Quarterly Report Form 10-Q filed with the SEC on May 9, 2023).
4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to our Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
4.2	Specimen Preferred Stock Certificate representing the shares of 13.00% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 4.1 of our Form 8-A filed with the SEC on October 26, 2023).
4.4	Subscription Agreement (incorporated by reference to Exhibit 10.1 to our Company’s Current Report on Form 8-K (filed with the SEC on June 28, 2024).
5.1	Opinion of Graubard Miller.
10.1	Form of August 2024 Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Company’s Current Report on Form 8-K (filed with the SEC on August 14, 2024)
10.2	Form of October 2024 Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to an amendment to our Company’s Current Report on Form 8-K (filed with the SEC on October 21, 2024)
10.3	Form of Modification Agreement (incorporated by reference to Exhibit 10.2 to our Company’s Current Report on Form 8-K (filed with the SEC on August 14, 2024)
23.1	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm.
23.2	Consent Graubard Miller (included in Exhibit 5.1).
24.1	Power of attorney (included on applicable signature pages).
107	Filing Fee Table.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subsections (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, our Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereto duly authorized, in City of New York, on December 2, 2024.

LUXURBAN HOTELS INC.

By:	/s/ Robert Arigo
	Name:	Robert Arigo
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned directors and officers of LuxUrban Hotels Inc. hereby appoints each of Michael James and Robert Arigo, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, with full power to act alone, to sign on his or her behalf and in the capacity set forth below, any and all amendments and post-effective amendments and supplements to this Registration Statement on Form S-3 and to file each such amendment and post-effective amendment and supplements to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary or appropriate to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Elan Blutinger	Elan Blutinger	December 2, 2024
Nonexecutive Chairman of the Board

/s/ Robert Arigo	Robert Arigo	December 2, 2024
Chief Operating Officer (Principal Executive Officer)

/s/ Michael James	Michael James	December 2, 2024
Chief Financial Officer (Principal Financial Officer)

/s/ Karl Rothman	Karl Rothman	December 2, 2024
Chief Accounting Officer (Principal Accounting Officer)

/s/ Leonard Toboroff	Leonard Toboroff	December 2, 2024
Director

/s/ Kimberly Schaefer	Kimberly Schaefer	December 2, 2024
Director

/s/ Aimee J. Nelson	Aimee J. Nelson	December 2, 2024
Director

/s/ Jeffrey Webb	Jeffrey Webb	December 2, 2024
Director

/s/ Alex Lombardo	Alex Lombardo	December 2, 2024
Director